Exhibit "99.1"

Chell Group Acquires Preferred Shares in Wareforce.com, Inc. a California-based Single-source Technology Provider with over $100 Million in sales in 2001

NEW YORK, NY, Feb. 21 /PRNewswire-FirstCall/ - CHELL GROUP CORPORATION (NASDAQ:
- news) is pleased to announce that it has acquired all of the issued and outstanding preferred shares of Wareforce.Com, Inc. (OTCBB: WFRCE.OB - news; Wareforce).

The investment in the preferred shares is valued at $3.97 million dollars, which is convertible into Wareforce common shares at a fifteen percent discount to the market.

"Wareforce presents a solid base of business with long term customers and a strong upside potential. With additional resources and solid execution, Wareforce represents a significant undervalued opportunity," said Cameron Chell, Chell Group's Chairman and CEO.

"We're pleased to have the Chell Group as the Preferred Shareholder of our organization," said Wareforce Chairman Orie Rechtman. "Given their knowledge of our industry and financial expertise we welcome Chell's involvement and look forward to working with them as we complete the restructuring of our business."

About Chell Group Corporation:

Chell Group Corporation (NASDAQ Small Cap: CHEL - ) is a technology holding company seeking to create value by acquiring and growing undervalued technology companies. Chell Group's portfolio includes NTN Interactive Network Inc. www.ntnc.com, Magic Lantern Communications Ltd. www.magiclantern.ca, GalaVu Entertainment Network Inc. www.galavu.com, Engyro Inc. (investment subsidiary) www.engyro.com, and cDemo Inc. (investment subsidiary) www.cdemo.com . For more information on the Chell Group, visit at www.chell.com .
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About Wareforce.com:

Founded in 1989, Wareforce is a high value-added technology solutions provider, offering a wide range of technical products and support services to Fortune 1000 and mid-sized corporations as well as to educational and governmental institutions. In addition, Wareforce provides product fulfillment and work flow management via the company's proprietary OpsTRACK(R) technology that streamlines supply chain management and permits Wareforce customers immediate access to online inventories of more than 140,000 IT products from 900 manufacturers. The company offers enterprise systems technologies and support through certified partnerships with such manufacturers as Compaq, Cisco, Hewlett Packard, IBM and Microsoft. Wareforce has headquarters in El Segundo, in the greater Los Angeles area. For more information, please visit www.wareforce.com.

Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe The Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market; the impact of rapid technological and market change; general industry and market conditions and growth rates.

SOURCE: Chell Group Corporation